Voltari Corporation Hires Industry Seasoned Chief Financial Officer John Breeman

NEW YORK – August 19, 2013 Voltari Corporation (NSDQ: VLTC), 10-year veteran in data driven solutions for smart marketing and advertising, announces the hiring of John Breeman as Chief Financial Officer. Breeman joins the executive team in August 2013, just as the company announces notably positive second quarter earnings and roughly 4 months after the company completed its successful restructuring.

“John is a tremendous addition to our executive team and leadership of the company,” said Rich Stalzer, Voltari CEO. “He joins us as CFO during a time of exciting growth—as we expand our platform and products, grow our client relationships and revenues and of course deepen our team talent. John’s background working in our space and in re-structuring company finances and operations—as well as working with companies with robust client bases, is an ideal fit.”

Prior to joining Voltari, Breeman served as CFO of Mojiva, Inc., a mobile advertising solutions company, where he and the leadership team drove significant revenue growth as he led the financial and operational structuring of that company in a high-growth environment. During the years preceding his role at Mojiva, Breeman worked for many firms providing strategic and financial oversight as well as leading Corporate Development teams at IDT, AT&T and Siemens Corporation. He started his career as a CPA working with Big Four firms Ernst & Young and Deloitte. John earned his MBA, graduating with honors, from Columbia University’s Graduate School of Business.

“Seeing the opportunity to blend my strategic financial leadership, operations, and administration experience—as well as my hands-on work in the mobile space—makes me especially delighted to join Voltari’s leadership team,” said Breeman. “The mobile marketplace is enjoying unprecedented growth, powered by consumer usage, tech innovation and smarter operations by companies playing in the space. Voltari is at the leading edge and I am glad to be here.”

About Voltari
For more than a decade, Voltari has empowered brands and agencies to maximize their advertising dollars through smart marketing and advertising solutions. Voltari's real-time, machine-learning optimization delivers content and messaging to people who are most interested in it, when they are most likely to interact, through an integrated and scalable managed service platform. This technology enables Voltari’s clients’ campaigns to gain efficiencies that improve their performance over time.  Voltari's technology, expertise and unique go-to-market approach continually deliver higher ROI for its customers while remaining respectful of consumer privacy and compliance with all relevant privacy statutes.  For more information, visit http://www.voltari.com or follow @ voltarimedia on Twitter.

Contact:
WIT Strategy for Voltari
Kendall Allen
917-714-9213
#####